As filed with the Securities and Exchange Commission on June 28, 2016

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	74-3231613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

216 16th Street, Suite 1350 Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

Lilis Energy, Inc. 2016 Omnibus Incentive Plan

(Full title of the Plan)

Abraham Mirman

Chief Executive Officer

216 16th Street, Suite 1350

Denver, Colorado 80202

(303) 893-9000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Michael A. Hedge

Nicholas M. Look

K&L Gates LLP

1 Park Plaza, Twelfth Floor

Irvine, CA 92618

(949) 253-0900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.0001 par value per share	5,000,000 shares(1)	$ 1.29(2)	$6,450,000	$649.52

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may become issuable under the Lilis Energy, Inc. 2016 Omnibus Incentive Plan (the “2016 Plan”) by reason of any stock split, stock dividend, recapitalization or other similar transaction. All common stock figures that appear in this Registration Statement have been adjusted to reflect a 1-for-10 reverse stock split of Lilis Energy, Inc.’s outstanding common stock effected on June 23, 2016.
(2)	Computed pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price per share is the average of the high and low prices per share of Lilis Energy, Inc.’s common stock as reported on the OTC Markets on June 24, 2016.

PART I

Information Required in the Section 10(a) Prospectus

The information called for by Part I of Form S-8 will be sent or given to participants of the 2016 Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

Lilis Energy, Inc. (the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on April 14, 2016 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2)	All other reports filed by the Registrant with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and

(3)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-35330) filed with the Commission on October 28, 2011, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes, which is referred to as the NRS, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502(2) of the NRS provides that a corporation may similarly indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the NRS provides that to the extent a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (1) and (2), or in defense of any claim, issue, or matter therein, the corporation shall indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.751(1) of the NRS provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751, may be made by the corporation only as authorized in the specific case upon determination that indemnification of such director, officer, employee, or agent is proper in the circumstances. The determination must be made (a) by the stockholders; (b) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit, or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751(2) of the NRS provides that the articles of incorporation, bylaws, or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such provision does not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 78.751(3) of the NRS provides that the indemnification pursuant to Section 78.7502 of the NRS and advancement of expenses authorized in, or ordered by, a court pursuant to Section 78.751, (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses made pursuant to Section 78.751 (2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action; and (b) continues for a person who has ceased to be a director, officer, employee, or agent and inures to the benefit of the heirs, executors, and administrators of such a person.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who acted in any of the capacities set forth above for any liability asserted against such person for any liability asserted against him or her and liability and expenses incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liabilities and expenses.

The Registrant’s Articles of Incorporation provide for indemnification to the fullest extent permissible under Nevada law. They also provide for the payment of expenses of any person who is or was a director or officer, or, while a director or officer of the Registrant, is or was serving at the request of The Registrant as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, who is deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Registrant’s Bylaws provide that the Registrant shall indemnify any person who is a director or officer of the Registrant, or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, who is deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Registrant in advance of the final disposition of the action, suit, or proceeding, but only after receipt by the Registrant of an undertaking by or on behalf of the officer or director to repay the expenses advanced if it is ultimately determined that the officer or director is not entitled to be indemnified by the Registrant as authorized in the Registrant’s Bylaws. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The Registrant’s Bylaws also provide that the indemnification permitted in such Bylaws is intended to be to the fullest extent permissible under the laws of the State of Nevada.

The non-employee director agreements that the Registrant has entered into with certain of its directors provide for indemnification of directors by the Registrant to the fullest extent permitted by the laws of the State of Nevada and additionally permits advancing attorneys' fees and all other reasonable costs and expenses incurred by such director upon written demand to the Registrant, generally in connection with the investigation, defense or other participation in any threatened, pending or completed action, suit or proceeding. If it is later determined that the director is or was not entitled to indemnification under applicable law, the Registrant is entitled to reimbursement by the director.

The Registrant maintains directors’ and officers’ insurance which, subject to certain exclusions, insures its directors and officers against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures them against amounts which the Registrant has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

See Exhibit Index immediately following the signature pages.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii), above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 28th day of June, 2016.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman Abraham Mirman Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Abraham Mirman and Kevin K. Nanke, and each of them, as their true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Abraham Mirman
Abraham Mirman	Chief Executive Officer and Director (Principal Executive Officer)	June 28, 2016
/s/ Kevin K. Nanke
Kevin K. Nanke	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 28, 2016
/s/ Michael Pawelek
Michael Pawelek	President and Director	June 28, 2016
/s/ Ronald D. Ormand
Ronald D. Ormand	Chairman of the Board	June 28, 2016
/s/ Nuno Brandolini
Nuno Brandolini	Director	June 28, 2016
/s/ General Merrill McPeak
General Merrill McPeak	Director	June 28, 2016
/s/ R. Glenn Dawson
R. Glenn Dawson	Director	June 28, 2016

/s/ Peter Benz
Peter Benz	Director	June 28, 2016

EXHIBIT INDEX

Exhibit No.	Description

4.1	Lilis Energy, Inc. 2016 Omnibus Incentive Plan and forms of agreement thereunder

5.1	Opinion of Fennemore Craig, P.C.

23.1	Consent of Marcum LLP, Independent Registered Public Accounting Firm

23.2	Consent of Fennemore Craig, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)